UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities and Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Sec. 240.14a-12

API TECHNOLOGIES CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than Registrant)

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API TECHNOLOGIES CORP.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 22, 2013

To the Stockholders of

API Technologies Corp.

The annual meeting of the stockholders of API Technologies Corp. (the “Company”) will be held at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819, on March 22, 2013 at 10:00 a.m. local time, for the following purposes:

1.	To elect the members of the Board of Directors.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended November 30, 2013.

3.	To consider an advisory vote on executive compensation.

4.	To consider an advisory vote on the frequency of an advisory vote on executive compensation.

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

These items are more fully described in the Proxy Statement accompanying this Notice.

Stockholders of record at the close of business on February 8, 2013, are entitled to notice of and to vote at the annual meeting. The Board has approved these proposals and recommends that you also approve these proposals.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

By Order of the Board of Directors

/S/ BRIAN R. KAHN
Brian R. Kahn Chairman

February 22, 2013

API TECHNOLOGIES CORP.

February 22, 2013

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 22, 2013

GENERAL INFORMATION

The enclosed proxy is solicited by the Board of Directors of API Technologies Corp., a Delaware corporation (the “Company,” “we,” “us,” or “our”), to be voted at the annual meeting of stockholders to be held at 10:00 a.m. local time at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819 on March 22, 2013, or any postponement or adjournment thereof (“Annual Meeting”). The mailing address of the principal office of the Company is 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819. These proxy solicitation materials and our Annual Report for the fiscal year ended November 30, 2012 on Form 10-K, including financial statements, were first mailed to stockholders entitled to notice of and to vote at the Annual Meeting on or about February 26, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on March 22, 2013 — our Annual Report on Form 10-K for the year ended November 30, 2012, this Proxy Statement and form of proxy card are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy.

Who Can Vote?

You may vote if you owned shares of our common stock, shares of our Series A Mandatorily Redeemable Preferred Stock, which we refer to as Series A Preferred Stock, or Exchangeable Shares of API Nanotronics Sub, Inc., which we refer to as API Sub, at the close of business on February 8, 2013, the record date for our 2013 Annual Meeting. As of February 8, 2013, we had 54,768,617 outstanding shares of the Company’s common stock, 26,000 outstanding shares of Series A Preferred Stock, and 562,200 outstanding Exchangeable Shares, not including Exchangeable Shares held by our subsidiary. We had no class or series of voting stock outstanding other than the common stock, the Series A Preferred Stock, and the Exchangeable Shares. Each share of our common stock and each Exchangeable Share, other than those held by our subsidiary, outstanding on the record date will be entitled to cast one vote. The 26,000 shares of our Series A Preferred Stock outstanding on the record date will be entitled to cast a total of approximately 4,333,333 votes (which number is equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted on the record date). In this Proxy Statement, we use the term “stockholders” to mean holders of our common stock and Series A Preferred Stock, and holders of Exchangeable Shares.

•	API Technologies Corp. Common Stockholders: You are entitled to one vote for each share you owned on the record date for each director to be elected and on each other matter presented at the meeting.

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API Technologies Corp. Preferred Stockholders: You are entitled to the total number of votes for each director to be elected and on each other matter presented at the meeting that could be cast in such vote by a holder of the number of shares of common stock into which the shares of Series A Preferred Stock you owned on the record date could be converted. Each share of Series A Preferred Stock is convertible as of the record date into approximately 166 and two-thirds shares of common stock. Thus, the 26,000 outstanding shares of Series A Preferred Stock are entitled to a total of approximately 4,333,333 votes for each director to be elected and on each other matter presented at the meeting.

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API Nanotronics Sub, Inc. Exchangeable Stockholders: You are entitled to one vote for each Exchangeable Share you owned on the record date for each director to be elected and on each other matter presented at the meeting. You may vote by instructing the trustee of the Exchangeable Shares,

Equity Financial Trust Company (the “Trustee”), how to vote your shares. The Trustee will only vote pursuant to your instructions and will not vote any shares for which it has not received instructions. You may also instruct the Trustee to give a proxy to a person named by you, or to our management. Such a proxy can be used to allow you or a person named by you to appear and vote at the meeting. If you would like to vote in person at the meeting, you must contact the Trustee prior to the meeting to obtain the appropriate proxy to vote in person.

What is our Series A Preferred Stock?

Our Series A Preferred Stock was originally issued on May 16, 2012 in connection with the conversion of the Convertible Subordinated Note dated March 22, 2012 issued by the Company to Senator Sidecar Master Fund LP (“Senator”) in accordance with the Note Purchase Agreement dated March 22, 2012 by and between the Company and Senator. All 26,000 shares of Series A Preferred Stock were sold to BET Funding LLC on February 1, 2013. The holders of Series A Preferred Stock are entitled to vote on an as-converted basis on all matters voted on by holders of the common stock, voting together as a single class with the other shares, including Exchangeable Shares, entitled to vote.

What are “Exchangeable Shares”?

Exchangeable Shares are designed to have the same economic rights as common stock, and are exchangeable on a one-for-one basis into our common stock. However, Exchangeable Shares are issued by API Sub and not the Company.

What am I voting on?

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You are voting to elect five directors. Each director, if elected, will serve a term until the next annual meeting and until his successor has been elected and has qualified. Our Board recommends a vote “FOR” the election of each of the director nominees named in this Proxy Statement.

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You are also voting to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended November 30, 2013. Our Board recommends a vote “FOR” the ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

•	You are also voting on advisory approval of the Company’s executive compensation. Our Board recommends a vote “FOR” the approval of the Company’s executive compensation.

•

You are also voting on advisory approval of the frequency of holding an advisory vote on the Company’s executive compensation. Our Board recommends a vote for every “1 YEAR” for the frequency of holding an advisory vote on the Company’s executive compensation.

The Board is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

How do I vote?

Stockholders of record can simplify their voting by voting their shares via telephone or the Internet. Instructions for voting via telephone or the Internet are described on the enclosed proxy card. Being a record holder means that the shares are registered in your name, as opposed to the name of your broker or bank. If your shares are held in the name of a broker or bank (in “street name”), the availability of telephone and Internet voting will depend on the voting processes of the applicable broker or bank; therefore, it is recommended that you follow the voting instructions on the form you receive. If you do not choose to vote by telephone or the Internet, please mark your choices on the enclosed proxy card and then date, sign, and return the proxy card at your earliest opportunity.

You may also vote in person at the meeting. If your shares are held in street name, you can vote at the meeting only if you have a valid proxy from your broker or bank, confirming your beneficial ownership of shares as of the record date and your authority to vote the shares. Please bring with you to the meeting personal photo identification. If you are a holder of Exchangeable Shares, you or your designee can vote in person by obtaining a proxy from the Trustee of the Exchangeable Shares. If you need directions to the Annual Meeting location, please call us at (877) 274-0274.

What vote is required to approve each of the proposals?

The following are the voting requirements for each proposal:

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Proposal 1. For the election of directors, the five nominees receiving the highest number of affirmative votes of the shares entitled to vote for them will be elected as directors to serve until the next annual meeting of stockholders. Votes withheld by stockholders will have no legal effect.

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Proposal 2. Ratification of the approval of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013 requires the affirmative vote of a majority of the shares entitled to vote, present in person or represented by proxy and entitled to vote on Proposal 2.

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Proposal 3. Approval, on an advisory basis, of the compensation paid to our executive officers requires the affirmative vote of a majority of the shares entitled to vote, present in person or represented by proxy and entitled to vote on Proposal 3.

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Proposal 4. The frequency for the advisory vote on the compensation paid to our executive officers receiving the highest number of affirmative votes of the shares entitled to vote, present in person or represented by proxy and entitled to vote on Proposal 4, whether every year, every two years, or every three years, will be the frequency that our stockholders approve, on an advisory basis.

Can I revoke my proxy?

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our corporate Secretary at or prior to the Annual Meeting or by timely executing and delivering, by Internet, telephone, mail, or in person at the Annual Meeting, another proxy dated as of a later date. If you hold shares through a bank or brokerage firm, you must contact the bank or brokerage firm to revoke any prior voting instructions.

If you hold Exchangeable Shares directly, you must contact the Trustee to revoke any prior voting instructions. A proxy returned by a stockholder that is not subsequently revoked will be voted in accordance with the instructions indicated in the proxy.

What is the record date and what does it mean?

The record date for the Annual Meeting is February 8, 2013. The record date is set by our Board, as required by Delaware law. Record stockholders at the close of business on the record date are entitled to:

•	receive notice of the meeting, and

•	vote at the meeting and at any adjournment(s) of the meeting.

What if I do not specify my vote when I return my proxy?

API Technologies Corp. Common Stockholders and Series A Preferred Stockholders of record: If no specific instructions are given, proxies that are signed and returned will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement, as set forth below, and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting:

•	“FOR” the election of all director nominees named in this Proxy Statement,

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ended November 30, 2013.

•	“FOR” advisory approval of the Company’s executive compensation.

•	For the vote every “1 YEAR” for the frequency of holding an advisory vote on the Company’s executive compensation.

API Nanotronics Sub, Inc. Exchangeable Shareholders: If you do not provide specific instructions regarding a matter, your Exchangeable Shares will not be voted with respect to that matter.

How are broker non-votes counted?

If your shares are held by a broker, bank, or other nominee and you do not provide the broker, bank, or other nominee with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters but cannot vote on non-routine matters.

If the broker, bank, or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization will not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” When votes are tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted.

We believe that Proposal 2 (ratification of independent auditors) will be considered “routine.” We believe that Proposal 1 (election of directors), Proposal 3 (advisory vote on executive compensation), and Proposal 4 (advisory vote on the frequency of an advisory vote on executive compensation) will be considered “non-routine,” and brokers, banks, and certain other nominees that hold your shares in street name will NOT be able to cast votes on these proposals if you do not provide them with voting instructions.

Please provide voting instructions to the broker, bank, or other nominee that holds your shares by carefully following their instructions.

Broker non-votes will not be treated as shares represented at the Annual Meeting as to matter(s) not voted on and will have no effect on the proposals to elect the directors, to ratify Ernst & Young LLP as our independent registered public accounting firm, to consider an advisory vote on executive compensation, or to consider an advisory vote on the frequency of an advisory vote on executive compensation.

How are designations to “withhold authority” and abstentions counted?

If you designate on the proxy that you are “withholding authority” to vote for a director nominee or nominees, your shares will be counted as present solely for the purpose of determining the presence of a quorum for transacting business at the meeting.

As discussed above, a plurality of the votes cast is required for the election of directors, which means that the nominees with the five highest vote totals will be elected as directors. As a result, a designation on the proxy that you are “withholding authority” for a director nominee or nominees will only have the effect of lowering the vote totals of the individual directors for whom authority is withheld.

With regard to any other matters, abstentions (including proxies which deny discretionary authority in any other matters properly brought before this meeting) will be counted as shares present and entitled to vote and will have the same effect as a vote against any such other matters.

What is a quorum?

In order for business to be conducted, a quorum must be represented at the Annual Meeting. Shares entitled to vote one-third of the votes of the outstanding shares must be represented, in person or by proxy, at the meeting to constitute a quorum for purposes of conducting business at the meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld,” a proxy marked “abstain,” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

Why does this Proxy Statement contain information relating to the six-months ending November 30, 2011?

On June 3, 2011, our Board approved a change in the Company’s fiscal year end from May 31 to November 30, with the change to the reporting cycle beginning December 1, 2011. The Company’s six-month period ended November 30, 2011 is referred to throughout this Proxy Statement as the “Transition Period.”

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees and Directors

Nominees

The names of, and certain information with respect to, the nominees of the Board for election as directors, to serve until the 2014 annual meeting of stockholders and until their successors are elected and qualified, are set forth below. All nominees are currently directors of the Company. If, for any reason, any nominee should become unable or unwilling to serve as a director, the Board may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the persons named in the enclosed proxy may exercise their discretion to vote your shares for the substitute nominee.

Each of Matthew E. Avril, Kenneth J. Krieg, and Melvin L. Keating qualify as independent in accordance with the published listing requirements of NASDAQ. The NASDAQ independence definition includes a series of objective tests, such as that the director is not an employee of the company and has not engaged in various types of business dealings with the company. In addition, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The following table shows information as of February 22, 2013 with respect to each person who is nominated to become a director. Each of them has been serving as a director since 2011.

Name	Age	Position
Brian R. Kahn	39	Chairman
Matthew E. Avril (1),(2),(3)	52	Director
Kenton W. Fiske	71	Director
Melvin L. Keating (1),(2),(3)	66	Director
Kenneth J. Krieg (1),(2),(3)	52	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Governance Committee.

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning Board. The Board values highly the ability of individual directors to contribute to a constructive Board environment and the Board believes that the current Board members, collectively, perform in such a manner. Set forth below is a more complete description of each director’s background, professional experience, qualifications, and skills.

Brian R. Kahn

Brian R. Kahn became our Chairman of the Board and Chief Executive Officer on January 21, 2011. Mr. Kahn continued to serve as Chief Executive Officer until August 1, 2012 and he continues to serve as Chairman of the Board. Mr. Kahn founded and has served as the investment manager of Vintage Capital Management, LLC (“Vintage”), and its predecessor, Kahn Capital Management, LLC (“KCM”) since 1998. Vintage focuses on public and private market investments in the consumer, manufacturing, and defense industries. Mr. Kahn also was the former Chairman of the Board of White Electronic Designs Corporation, where he served on the Governance, Compensation, and Strategic Alternatives committees. Additionally, he recently served as a director of Integral Systems, Inc., where he served on the Nominating and Governance, Strategic Growth, and Special Litigation committees. Mr. Kahn graduated cum laude and holds a Bachelor of Arts degree in Economics from Harvard University.

As founder of Vintage and KCM, Mr. Kahn brings to the Board business leadership experience and significant investment banking and management skills, including in the defense and electronics industries. He also has corporate governance experience, as former Chairman of the Board of White Electronic Designs Corporation and board member of Integral Systems, Inc.

Matthew E. Avril

Matthew E. Avril has served as a director since February 8, 2011 when he was elected by the Board. He has also been Chair of the Company’s Compensation Committee since February 8, 2011, a member of the Company’s Audit Committee since February 8, 2011, and a member of the Nominating and Governance Committee since its formation in June 2011. Mr. Avril retired from Starwood Hotels & Resorts Worldwide, Inc. on December 31, 2012, where he had served as President, Hotel Group since September 2008. Mr. Avril was responsible for hotel operations worldwide for Starwood’s nine hotel brands, consisting of approximately 1,100 properties in more than 97 countries. Mr. Avril also oversaw Starwood’s global sales organization. Mr. Avril has over 20 years experience in the hospitality and vacation ownership industry, serving as President and Managing Director of Operations for Starwood Vacation Ownership (SVO), a division of Starwood Hotels & Resorts Worldwide from 2002 to 2008. There, he oversaw Sales & Marketing, Resort Operations, Finance, Legal Affairs, Homeowner Association Management, and Human Resources functions. Mr. Avril graduated in 1982 with honors from the University of Miami and is a Certified Public Accountant.

Mr. Avril brings valuable and extensive operational and finance experience to the Board.

Kenton W. Fiske

Kenton W. Fiske has served as a director since February 8, 2011 when he was elected by the Board. Mr. Fiske also was Chief Executive Officer of SenDEC Corp., a wholly-owned subsidiary of the Company, until his retirement from SenDEC on August 31, 2011. He directed all operations of SenDEC. He founded SenDEC in 1972 as a custom electronics design firm, serving the electronics design needs of Xerox, Kodak, and other leading manufacturers in Upstate New York. Prior to launching SenDEC, Mr. Fiske worked for Xerox Corporation as an engineer, technical specialist, and engineering manager engaged in the design and development of new copier and duplicator products. Mr. Fiske graduated from the University of Illinois in 1966 with a BS in Electrical Engineering. He completed advanced studies at both the University of Rochester and the Rochester Institute of Technology. Mr. Fiske is the inventor or co-inventor of 8 U.S. and foreign patents.

As former Chief Executive Officer of SenDEC, a significant subsidiary of the Company, Mr. Fiske brings to the Board a thorough understanding of SenDEC’s operations.

Melvin L. Keating

Melvin L. Keating has served as a director since January 21, 2011 when he was elected by the Board. He has also been Chair of the Company’s Audit Committee since January 21, 2011, a member of the Company’s Compensation Committee since January 21, 2011, and a member of the Nominating and Governance Committee since its formation. Mr. Keating served as the President and Chief Executive Officer of Alliance Semiconductor Corp., a worldwide manufacturer and seller of semiconductors, from December 2005 to September 2008 and a Special Consultant to Alliance from October 2005 to December 2005. He is currently: a director of Red Lion Hotels Corp., serving as its Chairman of the Board and on its nominating and corporate governance committee; a director of Marlborough Software Development Holdings Inc. (successor to Bitstream Inc.), serving on its audit committee and special committee for strategic alternatives; Chairman of the Board of BluePhoenix Solutions Ltd.; and a director of Crown Crafts, Inc., where he serves on the compensation and capital committees. He recently served as a director of the following public companies: Integral Systems, Inc. (Chair of audit committee, compensation committee, and strategic growth committee); Aspect Medical Systems, Inc. (compensation committee and special committee for acquisitions/divestitures); White Electronic Designs Corporation (audit committee, strategic committee, and operations committee); Price Legacy Corp. (Chair of audit committee); LCC International Inc. (audit committee); Infologix Corp. (Chair of audit committee and special committee); Integrated Silicon Solutions Inc. (Chair of audit committee); Tower Semiconductor (audit committee); Plymouth Rubber Company (Chair of audit committee and compensation committee); and Kitty Hawk, Inc. Mr. Keating holds a B.A. degree in History of Art from Rutgers University, and both an M.S. in Accounting and an M.B.A. in Finance from the Wharton School at the University of Pennsylvania.

Mr. Keating brings extensive business leadership skills and experience to the Board, having served as President and Chief Executive Officer of a worldwide manufacturer and seller of semiconductors and in various other business leadership positions. Mr. Keating also has considerable corporate governance experience from serving on the board of directors, audit committee, and compensation committee of numerous companies. This experience provides Mr. Keating with insight into board operations, including emerging trends and best practices. Mr. Keating also has audit and finance experience as a result of his degrees in accounting and finance, experience working as a chief financial officer, and service on other public company audit committees.

Kenneth J. Krieg

The Honorable Kenneth J. Krieg has served as a director since February 8, 2011 when he was elected by the Board. He has also been a member of the Company’s Audit and Compensation Committees since February 8, 2011 and has been Chair of the Nominating and Governance Committee since its formation. Mr. Krieg heads McLean, VA-based Samford Global Strategies, a consulting practice focused on helping clients lead and manage through periods of strategic change. He also serves on the board of directors of several private companies, is an Executive in Residence at Renaissance Strategic Advisors, and is a Distinguished Fellow at the Center for Naval Analyses. Previously, he served as the Undersecretary of Defense for Acquisition, Technology and Logistics (“USD (AT&L)”) from 2005 to 2007, with overall responsibility for the Department of Defense’s (the “DoD”) procurement, research and development, and other major functions. Prior to his appointment as USD (AT&L), he served as Special Assistant to the Secretary of Defense and Director of Program Analysis & Evaluation, leading an organization that advises the Secretary of Defense on defense systems, programs, and investment alternatives. Before joining the DoD, he was Vice President and General Manager of the Office and Consumer Papers Division of International Paper Company. Mr. Krieg also recently served as a director of White Electronic Designs Corporation. Mr. Krieg holds a Bachelor of Arts degree in history from Davidson College and a Master’s degree in Public Policy from the Kennedy School of Government at Harvard University.

Mr. Krieg’s extensive experience with defense systems and the DoD along with his strategic planning experience is valuable to the Board.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Recommendation of our Board of Directors

In order to be elected, a nominee must receive a plurality of the votes cast at the meeting in person or by proxy. The Board of Directors recommends a vote “FOR” approval of the election of the nominees named herein as directors.

Code of Ethics

The Company has a Code of Ethics for its principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. This Code of Ethics is applicable to all of our directors, officers, employees, and agents. The Code of Ethics covers the areas of conflicts of interest, corporate opportunities, gifts, confidential information, insider trading, and other areas of ethical concern to the Company. The Code of Ethics is posted on our website at www.apitech.com on the Investor Relations, Corporate Governance section. We will post on our website any amendments to or waivers of the Code of Ethics for executive officers or directors in accordance with applicable laws and regulations.

Board of Directors and Its Committees

During fiscal year 2012, the Board of Directors held 7 meetings. During that time, each of our incumbent directors attended at least 75% of the meetings of the Board and, as applicable, the Committees on which he served. The Company does not have a policy with regard to Board members attendance at the annual meeting of stockholders. All of the directors attended the 2012 annual meeting of stockholders.

Audit Committee

The Company has a separately designated Audit Committee, as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The Audit Committee operates pursuant to a written charter, which the Board adopted in its current form on November 17, 2010, and can be found on our website www.apitech.com on the Investor Relations, Corporate Governance section. The primary purpose of the Audit Committee of the Board is to assist the Board of the Company in fulfilling its responsibility to oversee the integrity of the financial statements of the Company and the Company’s compliance with legal and regulatory requirements by overseeing and reviewing: the financial reports and other financial information, such as earnings press releases; the Company’s system of internal accounting and financial controls; the engagement and services of the Company’s independent registered public accounting firm; and the annual independent audit of the Company’s financial statements. The Audit Committee also evaluates transactions where the potential for a conflict of interest exists.

The members of the Audit Committee during the fiscal year ended November 30, 2012 were Messrs. Avril, Keating, and Krieg. Mr. Keating became a member of the Audit Committee, and its Chairman, on January 21, 2011 and Messrs. Avril and Krieg became members of the Audit Committee on February 8, 2011. The Board has determined that each of the members of the Audit Committee is independent under NASDAQ listing standards. The Board also has determined that each of Mr. Keating and Mr. Avril is an audit committee financial expert as defined in Section (d)(5) of Item 407 of Regulation S-K. The Audit Committee held 5 meetings during the fiscal year ended November 30, 2012. Please see the Audit Committee Report below.

Compensation Committee

We also have a standing Compensation Committee. The Compensation Committee determines and approves, or recommends to the Board, the compensation of the Company’s executive officers and such other employees as the Board may designate to the Compensation Committee for determination. The Compensation Committee may also establish compensation for directors. The Compensation Committee has also been charged with administering the Company’s Amended and Restated 2006 Equity Incentive Plan. The Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation are discussed in the section entitled Executive Compensation below.

During the fiscal year ended November 30, 2012, the members of our Compensation Committee were Messrs. Avril, Keating, and Krieg. Mr. Keating became a member of the Compensation Committee on January 21, 2011, Mr. Avril became a member and the Chairman on February 8, 2011, and Mr. Krieg became a member on February 8, 2011. The Board has determined that each member of the Compensation Committee is independent under NASDAQ listing standards. The Compensation Committee operates under a written charter, which can be found on our website www.apitech.com on the Investor Relations, Corporate Governance section.

The Compensation Committee held 2 meetings during the fiscal year ended November 30, 2012.

Nominating and Governance Committee and Nomination Process

We established a Nominating and Governance Committee in 2011. Messrs. Avril, Keating, and Krieg (Chair) are the members of the Nominating and Governance Committee, each of whom the Board has determined is independent under NASDAQ listing standards. The Nominating and Governance Committee’s responsibilities include identifying qualified candidates to serve on the Board, recommending director nominees for the annual meeting of stockholders, identifying individuals to fill vacancies on the Board, and recommending corporate governance guidelines to the Board. Prior to the formation of the Nominating and Governance Committee, the independent directors selected, or recommended for the Board’s selection, the director nominees. During the fiscal year ended November 30, 2012, the Nominating and Governance Committee held 1 meeting. The current nominees are all currently serving as directors.

In lieu of a nominating committee charter, the Board adopted a Director Nomination Policy on November 17, 2010. A copy of the Director Nomination Policy can be found on our website www.apitech.com on the Investor Relations, Corporate Governance section.

We also have adopted a policy with respect to director candidates recommended by stockholders. Stockholders wishing to recommend a candidate should submit the recommendation to our Secretary at our principal executive offices not less than 90 days prior to the first anniversary of the date of the previous year’s annual meeting of stockholders; provided, however, that if no annual meeting of stockholders was held in the previous year or if the date the annual meeting is advanced by more than 30 days prior to, or delayed by more than 30 days after, such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the 10th day following the day on which the date of such meeting has been first “publicly disclosed.” “Publicly disclosed” or “public disclosure” means disclosure in a press release or in a document publicly filed by us with the SEC.

At the time the stockholder submits the recommendation for a director candidate, the stockholder must provide the following:

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Certification from the candidate that he or she meets the requirements to be (a) independent under the NASDAQ standards, and (b) an independent director under the Securities Exchange Act of 1934, as amended (“the Exchange Act”).

•	Consent of the candidate to serve on the Board, if nominated and elected.

•	Agreement of the candidate to complete, upon request, questionnaire(s) customary for directors of the Company.

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All information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act.

•

As to the stockholder giving notice, (i) the name and address, as they appear on the Company’s stock ledger, of such stockholder, (ii) the class and number of shares of the Company which are beneficially owned by such stockholder, and (iii) if the stockholder intends, directly or indirectly, to solicit proxies in support of such stockholder’s nominee for election or reelection as a director, the stockholder’s notice shall set forth, as to the stockholder and any other participants in the solicitation of proxies, all information relating thereto that is required pursuant to Regulation 14A under the Exchange Act.

The Nominating and Governance Committee will evaluate candidates recommended by stockholders on the same basis as candidates recommended by other sources, including evaluating the candidate against the standards and qualifications set out in our Director Nomination Policy as well as any other criteria approved by the Board from time to time. The Nominating and Governance Committee will determine whether to interview any candidate.

When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board and Nominating and Governance Committee include:

•

whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, including applicable NASDAQ rules, and whether the person is qualified under applicable laws and regulations to serve as a director of the Company;

•	whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director;

•	the contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, and such other factors as the Board may consider relevant;

•	whether a candidate contributes to the Board’s overall diversity, with diversity being broadly construed to mean a variety of personal and professional experiences and education;

•	opinions, perspectives, and backgrounds; and

•	the character and integrity of the person.

In addition, the Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board’s ability to work as a collective body, while giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure. Accordingly, the process for identifying nominees will reflect the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board, who the Board believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

Board Leadership Structure and Risk Oversight

The Board does not have a policy on whether or not the role of the Chief Executive Officer and Chairman of the Board should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. The positions of Chief Executive Officer and Chairman of the Board are held by different individuals: Mr. Brian Kahn serves as Chairman and Bel Lazar serves as Chief Executive Officer. Our Bylaws provide that any two or more offices may be held by the same person, but the Board believes that the current separation of the offices of Chief Executive Officer and Chairman reflects the difference in the roles of those positions. The Chief Executive Officer is responsible for determining the strategic direction and the day-to-day leadership of the Company. The Chairman determines the agenda for and presides over Board meetings. The current Chairman is the former Chief Executive Officer of the Company, so he understands the responsibilities of the Chief Executive Officer position. He also understands the role of the Board, having served as a director since January 2011.

The separation of the roles of Chief Executive Officer and Chairman helps ensure independent oversight of management. In addition, a majority of our director nominees are independent, which also will assist in ensuring independent oversight of management. All of the director nominees, other than Mr. Kahn, our Chairman, and Mr. Fiske, qualify as independent under the NASDAQ rules. The standing committees — the Audit Committee, Compensation Committee, and Nominating and Governance Committee — are comprised entirely of independent directors and provide independent oversight of management.

Our management is responsible for identifying, assessing, and managing the material risks facing the Company. The Board performs an important role in the review and oversight of these risks, and generally oversees the Company’s risk management practices and processes, with a strong emphasis on financial controls. The Board has delegated primary oversight of the management of (i) financial and accounting risks and related-party transaction risks to the Audit Committee, and (ii) compensation risk to the Compensation Committee. To the extent that the Audit Committee or Compensation Committee identifies any material risks or related issues, the risks or issues are addressed with the full Board.

Director Qualifications and Diversity

Our Board believes that the Board, as a whole, should have a diverse range of characteristics and skills to function at an optimal level in exercising its oversight over the Company. When evaluating a person for nomination for election to the Board, the qualifications and skills considered by the Board, including the Nominating and Governance Committee, include:

•

Whether or not the person will qualify as a director who is “independent” under applicable laws and regulations, and whether the person is qualified under applicable laws and regulations to serve as a director of the Company.

•	Whether or not the person is willing to serve as a director, and willing to commit the time necessary for the performance of the duties of a director.

•	The opinions, perspectives, and backgrounds of the person.

•

The contribution that the person can make to the Board, with consideration being given to the person’s business experience, education, skills, conflicts of interest, the interplay of the candidate’s experience with that of other Board members, and such other factors as the Board may consider relevant.

•	The character and integrity of the person.

The Board applies a broad concept of diversity, which includes all of the criteria listed above together with other factors such as the nominee’s age and leadership abilities. Although we do not have a diversity policy, when the Board seeks new director candidates to add to the Board or to replace directors who have resigned or recommends the re-election of incumbent directors, the Board selects director nominees on the basis of all of these criteria with the goal of finding the best match for our Board.

With respect to skill set diversity, the Board seeks to have directors and nominees with not only experience and expertise related to secure communications and electronic components but also in a broad range of other areas. The Board currently consists of members with expertise in hotel operations, finance, and investment banking.

Report of the Company’s Board of Directors’ Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements of the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, with the Company’s management and has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm (the “Auditors”), those matters required to be discussed by the Auditors with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

In addition, the Auditors have provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the Auditors’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed the Auditors’ independence with the Auditors.

Based on these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, for filing with the Securities and Exchange Commission.

Audit Committee

Melvin L. Keating (Chairman)

Matthew E. Avril

Kenneth J. Krieg

Stockholder Communication with the Board of Directors

The Board has adopted a process by which stockholders may communicate with the Board for matters other than director nominations. Stockholders who would like to communicate with the Board, or a committee of the Board, should send the communication to: Chairman of the Board, API Technologies Corp., 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819.

The Chairman will forward such communications to the Board at or prior to the next meeting of the Board. Stockholders wishing to communicate only with the independent directors can address their communications to “Independent Directors, c/o Chairman of the Board” at the same address above. These communications will be forwarded to the independent directors at or prior to the next meeting of the independent directors.

The Board or the independent directors will determine, in their respective sole discretion, the method by which any such communications will be reviewed and considered.

Security Ownership of Certain Beneficial Owners and Management

As of February 8, 2013, we had 54,768,617 shares of our common stock outstanding, 26,000 shares of our Series A Preferred Stock outstanding, and 562,200 Exchangeable Shares outstanding. The following table sets forth as at February 8, 2013, the name and address and the number of shares of our common stock (assuming for such purposes that the Exchangeable Shares constitute outstanding shares of our common stock) and the number of shares of Series A Preferred Stock, beneficially owned by (i) each person known by us to be the beneficial owner of more than five percent (5%) of our common stock or Series A Preferred Stock, (ii) each director and each named executive officer, and (iii) all officers and directors as a group. Unless otherwise indicated, the address for the executive officers and directors is the executive office of the Company.

Name and Address of Beneficial Owner	Number of Our Shares of Common Stock Beneficially Owned (1)	Percentage of Our Shares of Common Stock Beneficially Owned (2)(3)	Number of Our Shares of Series A Preferred Stock Beneficially Owned	Percentage of Our Shares of Series A Preferred Stock Beneficially Owned

Brian R. Kahn (4)(5)	22,000,000	39.8%	0	0%

Bel Lazar (6)	193,314	*	0	0%

Kenton W. Fiske (7)	149,500	*	0	0%

Matthew E. Avril (8)	66,300	*	0	0%

Melvin L. Keating (8)	23,400	*	0	0%

Kenneth J. Krieg (8)	18,000	*	0	0%

Phil Rehkemper	66,667	*	0	0%

John P. Freeman (9)	10,000	*	0	0%

All Officers and Directors as a group (8 persons)	22,527,181	40.5%	0	0%

5% stockholders

Vintage Albany Acquisition, LLC (5)	22,000,000	39.8%	0	0%
4705 S. Apopka Vineland Rd. Suite 210 Orlando, FL 32819

Senator Investment Group LP (10)	5,929,231	10.7%	0	0%
1330 Avenue of the Americas 26th Floor New York, NY 10019

Wynnefield Persons (11) c/o Wynnefield Capital Inc. 450 Seventh Ave., Suite 509 New York, NY 10123	2,979,030	5.4%	0	0%

BET Funding LLC and related persons (12) 250 Gibraltar Road Horsham, PA 19044	4,433,333	7.4%	26,000	100%

*	Less than 1%.
(1)	All shares are owned directly and beneficially by the stockholder indicated and such stockholder has sole voting and investment power, unless otherwise indicated. Includes our common stock, our Series A Preferred Stock on an as-converted to common stock basis, and Exchangeable Shares of API Sub convertible into our common stock. Does not include Exchangeable Shares owned by us or our subsidiaries.
(2)	Computed by dividing the number of shares beneficially held by each stockholder, including shares of Series A Preferred Stock on an as-converted to common stock basis and common stock such stockholder has the right to acquire through the exercise of any option, warrant, or right within 60 days, by the sum of (i) the total number of issued and outstanding shares of our common stock, plus (ii) the total number of issued and outstanding Exchangeable Shares (other than Exchangeable Shares owned by us and our subsidiaries), plus (iii) shares of common stock such stockholder has the right to acquire through the exercise of any option, warrant, or right within 60 days, plus (iv) all Series A Preferred Stock owned by such stockholder on an as-converted to common stock basis. Excluded are API Electronics Group, Inc. common shares convertible into our common stock or Exchangeable Shares pursuant to the Plan of Arrangement that we entered into with API Electronics Group, Inc. in connection with a business combination in November 2006.

(3)	For purposes of this calculation, Exchangeable Shares are treated as the same as our common shares.
(4)	Mr. Kahn shares voting control and investment control of all of the 22 million shares.
(5)	Vintage Albany Acquisition, LLC, Vintage Albany Partners LP, Vintage Albany Partners GP LLC, Vintage Capital Management, LLC, Kahn Capital Management, LLC, Brian R. Kahn, Andrew M. Laurence, and Jeremy R. Nowak have shared voting power and shared investment power with respect to all 22 million shares.
(6)	Includes 33,333 of 100,000 restricted stock units (“RSUs”) granted on March 2, 2012, which vest in 3 equal annual installments beginning March 2, 2013.
(7)	Includes 147,000 shares underlying options, all of which options are vested.
(8)	Includes 5,000 RSUs granted on April 11, 2012 that will vest on March 21, 2013.
(9)	Mr. Freeman retired as our Chief Financial Officer on April 10, 2012.
(10)	Reflects beneficial ownership derived solely from information reported in a Schedule 13G/A filed February 4, 2013. The Schedule 13G/A indicates that Senator Investment Group LP, a Delaware limited partnership, serves as investment manager to certain investment funds (the “Funds”), and as such, has investment discretion with respect to such Funds. These shares relate to shares held for the account or benefit of the Funds. Douglas Silverman, a United States citizen, and Alexander Klabin, a United States citizen, have control of a Delaware limited liability company that may be deemed to control Senator Investment Group LP.
(11)	Reflects beneficial ownership derived solely from information reported in a Schedule 13G filed February 14, 2013. The Schedule 13G indicates that beneficial ownership is comprised of Wynnefield Partners Small Cap Value, LP (“Wynnefield Partners”); Wynnefield Partners Small Cap Value, LP I (“Wynnefield Partners I”); Wynnefield Capital Management, LLC (“Wynnefield LLC”); Wynnefield Small Cap Value Offshore Fund, Ltd. (“Wynnefield Offshore”); Wynnefield Capital, Inc. (“Wynnefield Capital”); Wynnefield Capital, Inc. Profit Sharing Plan (the “Plan”); Nelson Obus, who serves as co-managing member of Wynnefield LLC, principal executive officer of Wynnefield Capital (the investment manager of Wynnefield Offshore), and portfolio manager of the Plan; and Joshua Landes, who serves as co-managing member of Wynnefield LLC and a principal executive officer of Wynnefield Capital (collectively, the “Wynnefield Persons”). Mr. Obus may be deemed to hold an indirect beneficial ownership interest in the shares directly owned by Wynnefield Partners, Wynnefield Partners I, Wynnefield Offshore, and the Plan. Mr. Landes may be deemed to hold an indirect beneficial ownership interest in the shares directly owned by Wynnefield Partners, Wynnefield Partners I, and Wynnefield Offshore. Mr. Obus and Mr. Landes each disclaim any beneficial ownership of the shares of the Company’s common stock covered by the Schedule 13G.
(12)	Reflects beneficial ownership derived solely from the information reported in a Schedule 13G filed February 8, 2013. The Schedule 13G indicates that Doug Topkis directly owns 100,000 shares of common stock, and Mr. Topkis and Bruce E. Toll may be deemed to hold an indirect beneficial interest in 4,333,333 shares of the common stock issuable upon the conversion of 26,000 shares of Series A Preferred Stock held by BET Funding LLC, as owners of BET Funding LLC, which is managed by Bruce E. Toll and Mr. Topkis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons beneficially owning more than ten percent of a class of our equity securities to file certain reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on our review of Section 16(a) reports and any written representations made to us, the Company believes that all such required filings for the fiscal year ended November 30, 2012 were made in a timely manner.

Certain Transactions

Since December 1, 2011, the following transactions have occurred in which persons who were directors, officers, or owners of more than 5% of our common stock, had a direct or indirect material interest.

On March 22, 2012, the Company entered into a Note Purchase Agreement with an affiliate of Senator Investment Group LP, a beneficial owner of more than 10% of our stock at the time of the transaction (without giving effect to the transactions contemplated by the Note Purchase Agreement). Under the Note Purchase Agreement, the Company sold an aggregate initial principal amount of $26 million of convertible subordinated notes (the “Note”). The Company received aggregate gross proceeds of $16 million from the private placement. No interest or principal was payable or paid on the Note during the past fiscal year. Interest on the Note was to begin accruing at a rate of 6% per year commencing on March 22, 2013. However, on May 16, 2012, the Company issued 26,000 shares of Series A Preferred Stock of the Company to Senator’s affiliate upon conversion of the entire principal balance of the Note in accordance with the Note Purchase Agreement. On February 1, 2013, Senator’s affiliate sold all 26,000 shares of Series A Preferred Stock to BET Funding LLC.

Our Code of Ethics applies to all of our employees and directors and requires such individuals to discuss any possible conflicts of interest with our Compliance Officer. Conflicts of interest are defined to include situations where officers and directors or their family members have interests in our customers or suppliers. In addition, any related party transaction that is required to be disclosed in this Proxy Statement is reviewed and approved or ratified by the Audit Committee, in accordance with the Audit Committee Charter.

The Audit Committee Charter does not specify what the Audit Committee must consider in its review of related party transactions. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee may consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to the Company;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and

•	any other matters the Audit Committee deems appropriate.

Executive Compensation

Compensation Discussion and Analysis

The following is a narrative overview of the Company’s executive compensation philosophy, programs, and policies. It is intended to highlight for investors material information relating to the Company’s executive compensation programs and includes analysis on the compensation earned by our “named executive officers” as detailed in the executive compensation tables. Throughout this Proxy Statement, the individuals included in the Summary Compensation Table below are referred to as the “named executive officers.”

Overview of Compensation Program

The Compensation Committee oversees our compensation programs, with particular attention to the compensation for our President and Chief Executive Officer, Chief Financial Officer, and the other named executive officers. It is the responsibility of the Compensation Committee to review and approve or, as the case may be, recommend to the Board for approval, changes to our compensation policies and benefits programs, to recommend and approve stock-based awards to named executive officers, and to otherwise ensure that the Company’s compensation philosophy is consistent with the best interests of the Company and its stockholders and is properly implemented and monitored. We have not used compensation consultants in determining or recommending the amount or form of executive or director compensation. However, the Company engaged Lipis Consulting, Inc. in connection with developing annual stock grant and bonus opportunity guidelines for various non-executive management employees.

The day-to-day administration of savings plans, health, welfare, and paid time-off plans and policies applicable to salaried employees in general are handled by our human resources and finance department employees. The responsibility for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies belongs to the Compensation Committee.

The Compensation Committee currently consists of Matthew E. Avril, Chairman, Melvin L. Keating, and Kenneth J. Krieg.

Compensation Policy and Objectives

The principal objective of our compensation program is to attract, motivate, and retain and reward highly qualified persons who are committed to the achievement of solid financial performance and excellence in the management of the Company’s assets. The Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of annual, long-term, and strategic goals by the Company and to align named executive officers’ interests with those of the Company’s stockholders. The Compensation Committee accomplishes this by providing competitive compensation designed to link executive compensation to the Company’s financial and operational performance, as well as rewarding overall high performance of its named executive officers, with the ultimate objective of increasing stockholder value. The Compensation Committee evaluates compensation against individual performance and external market factors to ensure that we maintain our ability to attract and retain key executive talent. To that end, total compensation is comprised of a base salary plus short-term and long-term incentive compensation, including performance-based bonuses and stock or restricted stock unit (“RSUs”) grants, based on the Company’s objective financial performance as well as subjective factors including achievement of individual goals to promote long-term alignment of executive interests with stockholder interests. The subjective component of the performance bonus provides executives the opportunity to receive additional compensation based on the executive’s ability to function as an effective member of the management team in achieving Company profitability. The subjective component also provides the Compensation Committee flexibility in awarding compensation and permits the Company to integrate non-financial business priorities into the compensation scheme. Individual non-performance bonuses are also part of overall compensation from time to time based on an individual’s special efforts. The Compensation Committee also reviews salaries of similar sized companies to ensure that the named executive officers are being paid overall compensation commensurate with their peers.

Although we fine-tune our compensation programs as conditions change, we believe it is important to maintain consistency in our compensation philosophy and approach. We recognize that value-creating performance by an executive or group of executives does not always translate immediately into appreciation in our stock price, particularly in periods of severe economic stress such as the one we are currently experiencing. Management and the Compensation Committee are aware of the impact current economic conditions have had on our stock price. The Compensation Committee intends to continue to reward management performance, based on its belief that over time strong operating performance will be reflected through stock price appreciation. That said, because components of our compensation to management are tied to Company performance, compensation of certain members of management were affected in fiscal year ending November 30, 2012, which we refer to as fiscal 2012, and may be further affected during periods of economic stress. It is in this context that we set fiscal 2012 incentive compensation and under which compensation will be set for the year ending November 30, 2013.

Compensation Philosophy

The goal of our executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time attracting, motivating, and retaining key employees. To achieve this goal, the Company’s named executive officers are offered compensation opportunities that are linked to the Company’s financial performance and to individual performance and contributions to the Company’s success.

To achieve this goal, the Compensation Committee focuses on the following considerations:

•

An emphasis on rewarding our named executive officers with total compensation (including cash, stock options, and RSUs) at competitive market levels, based on each executive’s experience, skills, and individual performance; and

•

An appropriate mix of short-term (salary and cash bonuses) and long-term compensation (stock options and RSUs), which facilitates retention of talented executives and balances short-term and long-term financial goals and behaviors within the Company.

The primary components of the Company’s executive compensation program for its named executive officers have been: base salaries, incentive bonuses, and discretionary bonuses paid with long-term incentive opportunities in the form of RSUs. The Company also paid a signing bonus of options to its Chief Financial Officer. The Company will also utitilize cash bonuses from time to time as part of the short-term component of an executive’s compensation.

Setting Executive Compensation

The Compensation Committee evaluates the performance of the Chief Executive Officer and the other named executive officers and, based on such evaluation, reviews and approves the annual salary, long-term stock-based compensation, and other material benefits, direct and indirect, of the Chief Executive Officer and other named executive officers. In determining appropriate base salary levels, consideration is given to the named executive officer’s impact level, scope of responsibility, past accomplishments, and other similar factors.

Our current Chief Executive Officer and Chief Financial Officer are both subject to employment letter agreements, which set out base salary and target bonus amounts. In determining the Chief Executive Officer’s base amount of compensation and targets for bonuses, the Compensation Committee considers the status of the Chief Executive Officer as the Company’s most senior officer and the important role he has in establishing our corporate strategy and achieving overall corporate goals. The Chief Executive Officer’s overall compensation therefore reflects this greater degree of policy and decision-making authority, and the higher level of responsibility with respect to our strategic direction and financial and operational results.

Compensation Components

For the fiscal year ended November 30, 2012, the Company primarily used three types of compensation in paying its key executives: base salaries, long-term incentives in the form of options, and perquisites. The Compensation Committee has determined not to award incentive bonuses to the executives with respect to fiscal 2012.

Base Salary

In setting base pay for the Company’s key executives, the Compensation Committee and/or the Chief Executive Officer reviews the following quantitative and qualitative factors: Company performance, the executive’s individual performance and scope of responsibility, internal equity, and other considerations. Mr. Lazar and Mr. Rehkemper’s salaries are set under their respective employment letter agreements, which may be increased in the discretion of the Compensation Committee. Mr. Kahn also receives a nominal salary for his position as Chairman.

The Compensation Committee believes that an executive’s base salary should be targeted at market competitive levels while rewarding outstanding performance with above-average total compensation. Base salaries for executives are reviewed annually, and are adjusted from time to time based on a review of individual performance.

Long-term Incentives

Stock-based compensation has been an element of the Company’s compensation program for its key executives. The Company’s Amended and Restated 2006 Equity Incentive Plan was adopted by the Board and approved by our stockholders on October 19, 2007 and amended and restated on June 3, 2011. The purpose of the plan is to allow the Company to grant options to purchase shares of the Company’s common stock or to grant RSUs, restricted stock, or bonus stock awards. The Compensation Committee determines in its sole discretion, subject to the terms and conditions of the plan, the size of a particular award of an option or stock grant based upon its subjective assessment of an individual’s performance, responsibility, and functions and how this performance may have contributed, or is expected to contribute, to the Company’s performance.

We believe awards pursuant to the Company’s Amended and Restated 2006 Equity Incentive Plan align the interests of management with those of the Company’s stockholders by emphasizing long-term stock ownership and increases in stockholder value. Management will benefit under such plan only if the other stockholders of the Company also benefit. The purpose of the plan is to encourage executives and others to acquire a proprietary interest in the Company, thereby further stimulating their active interest in the development and financial success of the Company. The Company has no formal policy regarding stock ownership or retention by the Company’s named executive officers.

Incentive and Discretionary Bonus RSUs

Each of Mr. Lazar and Mr. Rehkemper has an employment letter agreement that establishes his incentive bonus target as a percentage of his base salary. Mr. Lazar’s target is 70% of his base salary, with a maximum target opportunity of 100%. Mr. Rehkemper’s target is 50% of his base salary. Each incentive bonus is determined based on whether specific performance goals, as determined by the Compensation Committee, are met. The performance goals for incentive bonuses for fiscal 2012 required the Company to meet an objective financial target based on EBITDA for the named executives to be eligible for the incentive bonus, with eligibility for additional incentive bonus amounts based on personal performance factors if the EBITDA goal is met. If the EBITDA target was met, the Compensation Committee would also consider personal performance goals involving executive leadership and building an effective management team. The Compensation Committee determined that the objective financial goals were not achieved during fiscal 2012, and as a result, no incentive bonuses were awarded. In awarding incentive bonuses to executives for the fiscal year ending November 30, 2013, the Compensation Committee will consider multiple potential performance criteria including EBITDA targets and successful completion of transactions in connection with the Company’s strategic initiatives.

Also, in March 2012, the Compensation Committee granted Mr. Freeman 10,000 RSUs as a discretionary bonus for his contributions to the Company during the Transition Period and granted Mr. Lazar 100,000 RSUs that vest over a three year period as a discretionary bonus in light of the Company’s performance and his personal efforts, including with respect to the Company’s acquisition of Spectrum Control, Inc., which we refer to as Spectrum, during the Transition Period. The RSU grant to Mr. Lazar was consistent with the policy of having compensation consist of both cash and long-term incentives, and promoting retention of key executives.

Options

Commensurate with the policy to align interests of management with those of the Company’s stockholders, the Compensation Committee granted Phil Rehkemper, our Chief Financial Officer, a signing bonus of 200,000 stock options in April 2012 in connection with his hiring.

Perquisites and Other Personal Benefits

The Company provides certain named executive officers with certain perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain employees for key positions. These perquisites include car allowances and payment of life insurance premiums.

API Electronics, one of our subsidiaries, sponsors a 401(k) retirement plan for our U.S. employees. Prior to around March 1, 2013, the Company matched contributions each pay period at 50% of the employees’ contributions up to 3% of an employee’s compensation pursuant to this Plan.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended May 31, 2011, the Transition Period, and the fiscal year ended November 30, 2012 are included in the column All Other Compensation of the Summary Compensation Table in the Executive Compensation section.

Role of Executive Officers in Compensation Decisions

Based on the foregoing objectives, the Compensation Committee structures the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate the named executive officers to achieve the business goals set by the Company and to reward the named executive officers for achieving such goals. The Compensation Committee from time to time will rely upon recommendations made by the Company’s management, and in particular, the Chief Executive Officer, regarding compensation for named executive officers. Brian Kahn, our Chairman and former Chief Executive Officer, who resigned as Chief Executive Officer effective August 1, 2012, did not participate in the determination of his compensation as Chief Executive Officer. Our current President and Chief Executive Officer, Bel Lazar, does not and will not participate in the determination of his compensation. The Compensation Committee will review and approve, or, if the situation warrants, will recommend to the full Board for approval, all new executive compensation programs, including those for the named executive officers. The Chief Executive Officer and such other executives as the Chief Executive Officer deems appropriate will review the performance of each of the named executive officers of the Company (other than the Chief Executive Officer whose performance is reviewed by the Compensation Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual performance awards, are presented to the Compensation Committee. The Compensation Committee exercises its discretion in modifying any recommended adjustments or awards to named executive officers.

Risk Considerations in our Compensation Program

We generally structure the compensation of management to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short-term gains or annual stock price performance, which may be to the detriment of long-term appreciation and other business metrics. The variable (RSU, stock, and stock option awards) portion of compensation is designed to reward both individual performance and overall corporate performance. For individual performance, any bonuses are qualitatively determined by the Compensation Committee. Stock options will reward the recipient only if improved overall corporate performance is reflected in the public stock price. Similarly, RSUs and stock grants further reward the recipient if overall corporate performance is reflected in the public stock price. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short-term and long-term corporate results, while the fixed element is also sufficient such that executives are not encouraged to take unnecessary or excessive risks in doing so.

2012 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each named executive officer for the fiscal year ended November 30, 2012, the Transition Period, and the fiscal year ended May 31, 2011. None of the named executive officers were employees of the Company in the fiscal year ended May 31, 2010.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)		Stock Awards(1) ($)		Stock Options(1) ($)		All Other Compensation ($)		Total ($)
Brian R. Kahn(2)	2012	23,600	—		—		—		35,618	(3)	59,218
Chairman and Former Chief Executive Officer	Transition Period 2011	— —	— —		— —		— —		— —		— —

Bel Lazar(4)	2012	500,000	—		372,000	(5)	—		46,108	(6)	918,108
President and Chief Executive Officer	Transition Period 2011	250,414 115,576	— —		— 2,256,000		— —		21,507 4,623		271,921 2,376,199

Phil Rehkemper(7) Chief Financial Officer	2012	191,827	—		—		495,940	(8)	35,514	(9)	723,281

John P. Freeman(10)	2012	72,492	—		37,200	(11)	—		59,268	(12)	168,960
Former Chief Financial Officer	Transition Period 2011	110,710 —	248,000 —	(13)	— —		— —		3,262 —		361,972 —

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding forfeitures. The grant date fair value of each RSU is measured based on the closing price of our common stock on the date of grant. See Note 17 to our consolidated financial statements for the year ended November 30, 2012 included in our Annual Report on Form 10-K for 2012 for the relevant assumptions used to determine the valuation of the option awards.
(2)	Mr. Kahn became Chairman and Chief Executive Officer on January 21, 2011, and resigned as Chief Executive Officer effective August 1, 2012.
(3)	Represents $35,618 for health plans.
(4)	Mr. Lazar became President and Chief Operating Officer effective March 1, 2011, and was promoted to President and Chief Executive Officer effective August 1, 2012.
(5)	Represents discretionary bonus paid in the form of RSUs granted during fiscal year 2012 for performance during the Transition Period.
(6)	Includes $7,000 for car allowance, $828 of insurance premiums, and $38,280 for health plans.
(7)	Mr. Rehkemper became Chief Financial Officer on April 10, 2012.
(8)	Represents 200,000 options granted on April 11, 2012 as a signing bonus in connection with Mr. Rehkemper’s hiring that vest in 3 equal annual installments beginning April 11, 2013.
(9)	Includes $5,400 for car allowance, $187 of insurance premiums, 29,213 for health plans, and $714 for 401(k) contributions.
(10)	Mr. Freeman became Chief Financial Officer effective June 1, 2011 and retired April 10, 2012.
(11)	Represents discretionary bonus paid in the form of RSUs granted during fiscal year 2012 for performance during the Transition Period.
(12)	Includes a $50,000 severance payment, $4,050 of consulting fees, $752 of insurance premiums, and $4,466 for health plans.
(13)	Represents a bonus paid in consideration for his services to Spectrum prior to the acquisition of Spectrum and paid in connection with the acquisition.

Grants of Plan-Based Awards for Fiscal 2012

The following table shows grants of plan-based awards made to our named executive officers during the fiscal year ended November 30, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Brian R. Kahn	—	—	—	—	—	—	—	—
Bel Lazar(2)	2/1/12	—	350,000	500,000	—	—	—	—
Bel Lazar(3)	3/2/12	—	—	—	100,000	—	—	372,000
Phil Rehkemper(4)	2/1/12	—	142,500	—	—	—	—	—
Phil Rehkemper(5)	4/11/12	—	—	—	—	200,000	3.40	495,940
John P. Freeman(6)	3/2/12	—	—	—	—	10,000	—	37,200

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718, disregarding forfeitures. The grant date fair value of each RSU is measured based on the closing price of our common stock on the date of grant. See Note 17 to our consolidated financial statements for the year ended November 30, 2012 included in our Annual Report on Form 10-K for 2012 for the relevant assumptions used to determine the valuation of the option awards.
(2)	Represents target value of 70% of base salary of $500,000 and maximum target of 100% of base salary payable as a cash bonus as set forth in Mr. Lazar’s employment letter agreement. The bonus award has no “threshold” payout amount. The grant date reflects the date the Compensation Committee established the performance criteria for the incentive bonus for fiscal 2012. No cash bonus was paid for fiscal 2012 as Company financial targets were not met.
(3)	Represents 100,000 RSUs earned for his performance during the Transition Period that were granted on March 2, 2012 and that vest in 3 equal annual installments beginning March 2, 2013.
(4)	Represents target value of 50% of base salary of $285,000 payable as a bonus as set forth in Mr. Rehkemper’s employment letter agreement. The bonus award has no “threshold” or “maximum” payout amounts. The grant date reflects the date the Compensation Committee established the performance criteria for the incentive bonus for fiscal 2012. No bonus was paid for fiscal 2012 as Company financial targets were not met.
(5)	Represents options granted on April 11, 2012 as a signing bonus in connection with Mr. Rehkemper’s hiring that vest in 3 equal annual installments beginning April 11, 2013.
(6)	Represents 10,000 RSUs earned during the Transition Period that were granted and vested in full on March 2, 2012.

Agreements with Named Executive Officers

Mr. Kahn became our Chairman and Chief Executive officer on January 21, 2011 in connection with the SenDEC acquisition and resigned as Chief Executive Officer effective August 1, 2012. Mr. Kahn waived all compensation for the Transition Period. Commencing on January 30, 2012, he began receiving compensation of $23,600 per year, which amount he continues to receive. He does not receive bonuses or other incentive compensation, and the Company has no written agreement with Mr. Kahn.

Mr. Lazar became our President and Chief Operating Officer effective March 1, 2011 and was promoted to President and Chief Executive Officer on August 1, 2012. Under his employment letter agreement with the Company, he is entitled to a base salary of $500,000 and an annual cash incentive payable for the achievement of performance goals to be established by the Compensation Committee. His target for the incentive payment is 70% of his base salary, with a maximum target opportunity of 100%. Mr. Lazar also was granted 300,000 shares of stock as a signing bonus. For the Transition Period, the Compensation Committee determined, in line with the policies of the Company to compensate using both short-term and long-term components, that Mr. Lazar’s discretionary bonus would consist of RSUs. Mr. Lazar’s employment is at-will, and either party may terminate the employment at any time, and the Company is entitled to modify his job title, salary, and benefits.

On April 10, 2012, we hired Phil Rehkemper as our Chief Financial Officer. Under his employment letter agreement, he is entitled to an incentive bonus payable upon the achievement of performance goals to be established by the Compensation Committee, with a target of 50% of his salary, which may be given in cash, stock options, RSUs, or stock grants. Mr. Rehkemper’s employment is also at-will and either party may terminate the employment at any time.

John P. Freeman became the Company’s Chief Financial Officer on June 1, 2011, in connection with the acquisition of Spectrum and he retired on April 10, 2012. Pursuant to an employment letter agreement with the Company effective June 1, 2011, Mr. Freeman’s annual base salary was $248,000. The Compensation Committee granted Mr. Freeman 10,000 RSUs that vested immediately as a bonus for his contributions to the Company during the Transition Period. See Potential Payments Upon Termination, Retirement or Change of Control below for a description of the compensation he received in connection with his retirement.

Outstanding Equity Awards at November 30, 2012

The following table sets forth information regarding unexercised stock options and unvested stock awards for each named executive officer as of the end of fiscal year 2012.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brian R. Kahn	—	—		—	—	—		—	—	—
Bel Lazar	—	—		—	—	100,000	(2)	263,000	—	—
Phil Rehkemper	—	200,000	(3)	3.40	4/11/22	—		—	—	—
John P. Freeman	—	—		—	—	—		—	—	—

(1)	Computed by multiplying the closing market price of the Company’s stock on November 30, 2012 times the number of shares held.
(2)	RSUs vest in 3 equal annual installments beginning March 2, 2013.
(3)	Options vest in 3 equal annual installments beginning April 11, 2013.

Option Exercises and Stock Vested for Fiscal 2012

The following table sets forth certain information with respect to RSUs that vested in the named executive officers during the fiscal year ended November 30, 2012.

Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Brian R. Kahn	—	—
Bel Lazar	—	—
Phil Rehkemper	—	—
John P. Freeman	10,000	37,750

(1)	The value realized equals the average of the high and low market prices of the Company’s common stock on the vesting date, multiplied by the number of shares that vested on such date.

Pension Benefits for Fiscal 2012

The Company is required to disclose information in this Proxy Statement, in a tabular format, regarding any plans that provide for retirement payments or benefits other than defined contribution plans. The Company does not have any such benefit plan.

Non-Qualified Deferred Compensation for Fiscal 2012

The Company is required to disclose information in this Proxy Statement, in a tabular format, regarding defined contribution or other plans that provide for deferral of compensation on a basis that is not tax-qualified. The Company does not have any such benefit plan.

Potential Payments Upon Termination, Retirement, or Change of Control

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Upon death or disability of a named executive officer, the named executive officer will receive benefits under the disability or life insurance policies maintained for such officer, as appropriate.

The only named executive officer with whom the Company had an agreement that would have resulted in payment to such named executive officer upon termination of his employment, retirement, or change of control as of the end of fiscal 2012 is Mr. Freeman. Upon Mr. Freeman’s retirement, pursuant to his employment letter agreement, the Company was required to maintain in full force and effect Mr. Freeman’s coverage (i) under any medical and dental insurance to which he would have been entitled under any employee benefit plans, programs, or arrangements maintained by the Company until Mr. Freeman reaches age 65, and (ii) under any life and accidental death and dismemberment insurance plans to which he would have been entitled under any employee benefit plans, programs, or arrangements maintained by the Company for a period of 12 months following termination. In addition to the foregoing benefits, Mr. Freeman became entitled to a lump sum payment by the Company of $50,000, conditioned upon Mr. Freeman’s execution of a general release and waiver of age and other claims.

The following table sets forth the payments and benefits that were due to Mr. Freeman upon his retirement.

Base Salary/Severance	$50,000
Other Benefits(1)	$36,530
Total	$86,530

(1)	Represents $31,264 for health insurance and $5,266 for life insurance.

Director Compensation for Fiscal 2012

The following table provides information with respect to the compensation earned during the fiscal year ended November 30, 2012 for directors who are not named executive officers and who served as a director at any time during the fiscal year ended November 30, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1),(2) ($)	All Other Compensation ($)	Total ($)
Matthew E. Avril	47,500	17,000	—	64,500
Kenton W. Fiske(3)	—	—	16,956	16,956
Melvin L. Keating	50,000	17,000	—	67,000
Kenneth J. Krieg	47,500	17,000	—	64,500

(1)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The grant date fair value of each RSU is measured based on the closing price of our common stock on the date of grant.
(2)	The listed directors had the following options and RSUs outstanding at the end of the fiscal year ended November 30, 2012: Mr. Avril: 9,000 unvested RSUs; Mr. Fiske: 147,000 options, all of which were vested; Mr. Keating: 9,000 unvested RSUs; and Mr. Krieg: 9,000 unvested RSUs.
(3)	Mr. Fiske formerly served as an employee as our Chief Executive Officer of SenDEC, which position he retired from effective August 31, 2011. He has not received any fees as a director. The compensation amounts listed in the column All Other Compensation represent $16,590 for long-term care insurance and $366 for medical reimbursements paid in connection with Mr. Fiske’s retirement as Chief Executive Officer of SenDEC.

The Board determined in June 2011 that in order to attract and retain qualified non-employee members of the Board, that independent directors would receive director compensation in both cash and restricted stock units. Independent directors, therefore, currently receive an annual cash retainer of $40,000, the chair of the Audit Committee receives an additional annual cash retainer of $10,000, and the chairs of the Compensation Committee and the Nominating and Governance Committee each receive an additional cash retainer of $7,500, with all such amounts payable quarterly.

Any person who newly becomes a non-employee independent director will be entitled to 10,000 restricted stock units, with one-third immediately exercisable and the remaining two-thirds vesting in two equal installments on the first and second anniversary date of the grant subject to the continued service of the recipient as a member of the Board through such date. Also, an award of 5,000 restricted stock units is to be granted automatically to each non-employee independent director on the day of each annual meeting, with such award vesting on the day prior to the annual meeting following the annual meeting at which such award is granted, subject to the continued service of the recipient as a Board member through such date. Mssrs. Avril, Keating, and Krieg, therefore, received 5,000 restricted stock units on April 11, 2012, the date of our 2012 annual stockholder meeting.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of November 30, 2012.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders(1)	2,556,606	$4.76	2,652,611
Equity compensation plans not approved by security holders(2)	2,084	$12.00	—

Total	2,558,690	$4.77	2,652,611

(1)	The Company’s 2006 Equity Incentive Plan was approved by stockholders on October 19, 2007. 1,340,477 stock options and restricted stock units were awarded to plan participants for the fiscal year ended November 30, 2012.
(2)	Represents 2,084 options under stock grant awarded to Donald A. Wright.

Compensation Committee Interlocks and Insider Participation

Directors Avril, Keating, and Krieg serve on the Compensation Committee, and none of them is a past or present employee or officer of the Company or any of its subsidiaries. No member of the Compensation Committee has or had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K under the Exchange Act. During the last fiscal year, none of our executive officers served on the Board, or the compensation committees of another entity, any officers of which served on our compensation committee, and none of our executive officers served on the compensation committee of another entity, any officers of which served as a member of our Board.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee recommended to the Board that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Compensation Committee

Matthew E. Avril, Chairman

Melvin L. Keating

Kenneth J. Krieg

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

Our Board, at the recommendation of the Audit Committee, appointed Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm of the Company for the fiscal year ended November 30, 2013.

On February 24, 2011, our Board adopted and approved the recommendation of its Audit Committee that the Company dismiss WithumSmith+Brown, PC (“Withum”) as the Company’s independent registered public accounting firm, effective as of February 25, 2011, and engage E&Y as its new independent public accounting firm, subject to the completion of E&Y’s independence and client acceptance procedures, to review our consolidated financial statements beginning with the quarter ended February 28, 2011, and to serve as our independent registered public accounting firm for the fiscal year ended May 31, 2011. Those procedures were completed on February 28, 2011, and the Board’s appointment of E&Y was therefore concluded on that date.

Withum’s reports on the Company’s consolidated financial statements for each of the fiscal years ended May 31, 2010 and May 31, 2009 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended May 31, 2010 and May 31, 2009 and through the date of Withum’s dismissal, there were no disagreements with Withum on any matter of accounting principles or practices, financial statement disclosure, or of auditing scope or procedure which, if not resolved to Withum’s satisfaction, would have caused Withum to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

During our fiscal years ended May 31, 2010 and May 31, 2009, and during the subsequent interim period preceding the engagement of E&Y, the Company did not consult with E&Y regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

On June 3, 2011, our Board determined to change our fiscal year end to November 30 from May 31, with the change to the reporting cycle beginning December 1, 2011. The Audit Committee pre-approves any engagement of E&Y and has the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent registered public accounting firm and nominate an independent registered public accounting firm for stockholder ratification. Representatives of E&Y are not expected to be present at the Annual Meeting. However, if present, E&Y representatives would be allowed to make a statement and answer appropriate questions at the Annual Meeting. If the stockholders fail to ratify the appointment of E&Y, the Audit Committee would reconsider the recommendation.

Independent Registered Public Accounting Firm Fees

The following table sets forth the fees for services provided by E&Y and Withum relating to the fiscal year ended November 30, 2012, the Transition Period, and the fiscal year ended May 31, 2011.

	Fiscal Year 2011		Six-Months ended November 30, 2011	Fiscal Year 2012
	Withum	E&Y	E&Y	E&Y
Audit Fees	$87,458	$604,321	$755,544	$989,215
Audit-Related Fees	$94,829	$160,000	$18,000	$121,000
Tax Fees	$2,022	$4,800	$85,954	$25,850
All Other Fees	$—	$—	$—	$—
Total	$184,309	$769,121	$859,497	$1,136,065

The following is a description of the nature of the services comprising the fees disclosed in the table above for each of the four categories of services. The Audit Committee has considered whether providing non-audit services is compatible with maintaining E&Y’s independence.

Audit Fees

These are fees for professional services for the audit of our annual and Transition Period consolidated financial statements, the review of financial statements included in Quarterly Reports on Form 10-Q and services that are normally rendered in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements that are not included as audit fees. During the fiscal year ended May 31, 2011, Withum provided services related to the review of Post-Effective Amendments to our registration statements, review of 2011 tax provisions in conjunction with the 2011 audit, and discussions regarding technical accounting matters, regulatory matters, and transition of auditors. During fiscal 2011, E&Y provided services relating to due diligence in connection with our acquisitions of SenDEC and Spectrum Control, Inc. During the Transition Period, E&Y provided services related to the review of the registration statement filed in November 2011. During the fiscal year ended November 30, 2012, E&Y provided services related to due diligence in connection with our acquisition of C-MAC Aerospace Limited.

Tax Fees

These are fees for professional services rendered with respect to tax compliance, tax advice, and tax planning. During fiscal 2011, E&Y provided services relating to review of the Company’s subsidiaries’ tax compliance in the United Kingdom, and Withum provided services related to the preparation of 2011 corporate tax returns. For the Transition Period, E&Y provided services related to the Company’s tax returns for Spectrum and to the subsidiaries’ tax compliance in the United Kingdom. During fiscal 2012, E&Y provided services related to tax compliance for Spectrum Control, a Mexico transfer pricing project, and a refund claim from German tax authorities.

All Other Fees

These are fees for services that do not meet the above category descriptions.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for pre-approving all audit services and permitted non-audit services (including the fees and retention terms) to be performed for the Company by its auditors prior to their engagement for such services. The Audit Committee has delegated to each of its members the authority to grant pre-approvals, such approvals to be presented to the full Committee at the next scheduled meeting. None of the fees paid under the categories Audit-Related Fees, Tax Fees, and All Other Fees, if any, were approved by the Audit Committee after the services were rendered pursuant to the de minimis exception established by the SEC.

Recommendation of our Board of Directors

A majority of the votes of shares present at the meeting and entitled to vote must vote “FOR” this proposal to approve this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ended November 30, 2013.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC, we are including in this Proxy Statement a separate resolution to enable our stockholders to approve, on a discretionary and non-binding basis, the compensation of our named executive officers.

This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Annual Meeting:

“RESOLVED, that Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in API Technologies Corp.’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table, the other compensation tables, and the other related disclosure.”

This vote is advisory, and therefore nonbinding. In considering their vote, stockholders are encouraged to read the Executive Compensation section of this Proxy Statement, which discusses the Company’s compensation policies and procedures, and the compensation for the Company’s named executive officers for the fiscal year ending November 30, 2012. The Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Our compensation programs are designed to motivate our executives to create a successful company. We believe that our compensation program rewards sustained performance that is aligned with long-term stockholder interests.

Recommendation of our Board of Directors

The Board of Directors recommends that stockholders vote, on an advisory basis, “FOR” the compensation of our named executive officers.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Company seeks your advisory (non-binding) vote on the frequency of the advisory stockholder vote on compensation paid to our named executive officers. By voting on this proposal, stockholders may indicate whether they prefer an advisory vote on executive compensation every one, two, or three years, or abstain from voting.

After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation.

In formulating its recommendation, our Board considered that an advisory vote on executive compensation every year will allow our stockholders to provide us with their direct input on our compensation philosophy, policies, and practices as disclosed in the Proxy Statement every year. Setting a one year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain more current information on investor sentiment about our executive compensation philosophy.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years, or abstain when you vote on this Proposal 4. The option of one year, two years, or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by the stockholders. Although the vote is non-binding, our Board will take into account the outcome of the vote when making future decisions about the frequency of the Company’s advisory votes on executive compensation. However, because this vote is advisory only and non-binding, the Board may nevertheless decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the most popular option selected by our stockholders.

Recommendation of our Board of Directors

The Board of Directors recommends that you vote FOR the approval, on an advisory basis, of the option of “every one year” for holding a future advisory vote on executive compensation.

ADDITIONAL INFORMATION

Other Matters

As of the date of this Proxy Statement, the Board knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. If any other matters properly come before the Annual Meeting, it is intended that the persons named in the proxy will vote the shares they represent as the Board may recommend.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2012, as filed with the Securities and Exchange Commission, without exhibits, will be sent to any stockholder without charge upon written request addressed to API Technologies Corp., Attention: Secretary, 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819.

Stockholder Proposals for 2014 Annual Meeting

Stockholders who, in accordance with Securities and Exchange Commission Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s annual meeting Proxy Statement, must submit their proposals so that they are received by the Secretary of the Company no later than the close of business on October 29, 2013. Stockholders who wish to present a nominee for inclusion in the proxy materials must submit their nomination so that it is received by the Secretary of the Company no later than December 22, 2013. Stockholders should submit their proposals and nominations by means that permit them to prove the date of delivery. The proposals and nominations are to be sent to 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819, Attention: Secretary. As the rules of the Securities and Exchange Commission make clear, simply submitting a proposal or nomination does not guarantee that it will be included.

If a stockholder wishes to present a proposal at our 2014 annual meeting and the proposal is not intended to be included in the Company’s proxy statement relating to the 2014 annual meeting, the stockholder must give advance notice to the Secretary of the Company no later than January 12, 2014.

Method of Proxy Solicitation

The cost of solicitation of the proxies will be borne by us. In addition to solicitation of the proxies by use of the mails, certain of our officers, directors, and regular employees, without additional compensation, may solicit proxies personally or by telephone, facsimile, email, or other electronic means. We will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

By Order of the Board of Directors

/S/ BRIAN R. KAHN
Brian R. Kahn Chairman

February 22, 2013

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, the day before the meeting.

Vote by Internet • Go to www.investorvote.com/ATNY • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE LISTED NOMINEES, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “1 YEAR” FOR PROPOSAL 4.

1. Election of Directors:		01 - Matthew E. Avril	02 - Kenton W. Fiske	03 - Brian R. Kahn	04 - Melvin L. Keating	05 - Kenneth J. Krieg	+

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain

2. Ernst & Young LLP as the Independent Registered Public Accounting Firm.		☐	☐	☐	3. Advisory approval of the Company’s executive compensation.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

4. Advisory approval of the frequency of holding future advisory votes on the Company’s executive compensation.	☐	☐	☐	☐	5. On such other matters as may come properly before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Please note that supporting documentation is required as proof of signing authority when the person(s) signing is not the name that appears on the proxy mail label. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM

PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — API TECHNOLOGIES CORP.

ANNUAL MEETING OF STOCKHOLDERS OF API TECHNOLOGIES CORP.

4705 S. Apopka Vineland Rd., Suite 210

Orlando, Florida 32819

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Brian R. Kahn as proxy for the undersigned, with full power of substitution, and hereby authorizes him, to represent and vote, as designated on the reverse, all shares of common stock and all shares of Series A Preferred Stock, on as-converted basis, of API Technologies Corp. (the “Company”) held of record by the undersigned on February 8, 2013 at the Annual Meeting of Stockholders to be held at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819, on March 22, 2013, at 10:00 a.m. local time or at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, AND FOR 1 YEAR FOR PROPOSAL 4.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on March 22, 2013 — our Annual Report on Form 10-K, this Proxy Statement and form of proxy card are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy

If you do not vote via the internet or telephone, please date, sign and mail your proxy card in the envelope provided or fax to 312-601-2312 to Attn: Proxy Dept. no later than 11:59 p.m. Eastern Time March 20, 2013

(Continued and To Be Signed on the Reverse Side.)

ANNUAL MEETING OF STOCKHOLDERS

OF

API TECHNOLOGIES CORP.

4705 S. Apopka Vineland Rd., Suite 210

Orlando, Florida 32819

Voting Direction Form for holders of Exchangeable Shares

of API Nanotronics Sub, Inc.

THIS VOTING DIRECTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF API TECHNOLOGIES CORP.

The undersigned holder of Exchangeable Shares of API Nanotronics Sub, Inc. has the right to instruct Equity Financial Trust Company (“Equity”) in respect of the exercise of their votes at the Annual Meeting of Stockholders of API Technologies Corp. to be held at 4705 S. Apopka Vineland Rd., Suite 210, Orlando, Florida 32819, on March 22, 2013, at 10:00 a.m. local time, as follows:

•	To instruct Equity to exercise the votes to which the holder is entitled as indicated below; OR

•	To instruct Equity to appoint the holder, or the holder’s designee, as proxy to exercise personally the votes to which the holder is entitled as indicated below.

PLEASE SELECT ONE OF THE FOLLOWING:

☐	Direct Equity to Vote Exchangeable Shares — The holder hereby directs Equity to vote as indicated below and authorizes it to represent and vote, as indicated above, all of the voting rights attached to the Exchangeable Shares which the holder may be entitled to vote at the Annual General Meeting, and at any adjournment or adjournments thereof and on every ballot that may take place in consequence thereof, and with the discretionary authority as to any other matters that may properly come before the Annual General Meeting.

☐	Appointment of the Holder, or the Holder’s Designee as Proxy — The holder hereby directs Equity to appoint as holder and authorizes them to represent and vote, as indicated above, all of the voting rights attached to the Exchangeable Shares which the holder may be entitled to vote at the Annual General Meeting, and at any adjournment or adjournments thereof and on every ballot that may take place in consequence thereof, and with discretionary authority as to any other matters that may properly come before the Annual General Meeting.

IF THE HOLDER DOES NOT COMPLETE ONE OF THE FOREGOING, COMPLETES MORE THAN ONE OF THE FOREGOING OR COMPLETES THE SECOND SECTION BUT DOES NOT PROVIDE A DESIGNEE NAME, THE HOLDER WILL BE DEEMED TO HAVE DIRECTED EQUITY TO VOTE THEIR VOTING RIGHTS AS INDICATED AS IF THE FIRST BOX HAD BEEN CHECKED.

Please date, sign and mail

your voting direction form in the envelope provided

or fax to 416-595-9593 Attn: Proxy Dept.

no later than 11:59 p.m. Eastern Time March 20, 2013

API TECHNOLOGIES CORP.

March 22, 2013

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2,

“FOR” PROPOSAL 3, AND “1 YEAR” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE OR BY FAX.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) ELECTION OF DIRECTORS

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING DIRECTION FORM PROMPTLY USING THE ENCLOSED ENVELOPE OR FAX TO 416-595-9593, ATTN: PROXY DEPT.	☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (see instructions below)	Nominees: O Matthew E. Avril O Kenton W. Fiske O Brian R. Kahn O Melvin L. Keating O Kenneth J. Krieg

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here: —

	(2) PROPOSAL NO. 2 Ernst & Young LLP as the Independent Registered Public Accounting Firm.	For Against Abstain ☐ ☐ ☐

	(3) PROPOSAL NO. 3 Advisory vote to approve the Company’s executive compensation.	For Against Abstain ☐ ☐ ☐

	(4) PROPOSAL NO. 4 Advisory vote to approve the frequency of holding future advisory votes on the Company’s executive compensation.	1 Yr 2 Yrs 3 Yrs Abstain ☐ ☐ ☐ ☐

(5) On such other matters as may come properly before the meeting.

Signature of Exchangeable Shareholder:

                                              Date:

Signature of Exchangeable Shareholder:

                                              Date:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.  ☐

NOTE:

Please sign exactly as your name or names appear on this Voting Direction Form. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. Please note that supporting documentation is required as proof of signing authority when the person(s) signing is not the name that appears on the proxy mail label. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on March 22, 2013 — our Annual Report on Form 10-K and this Proxy Statement are available at www.apitech.com/investor-relations/financial-information/annual-report-and-proxy